Exhibit 99.1

Shiner International, Inc. Announces Results for the Second Quarter of 2011

Company to Hold Earnings Call on Aug. 18, 2011

HAIKOU, China, Aug. 12, 2011 -- Shiner International, Inc. (Nasdaq: BEST) ("Shiner," “we,” “our” or the "Company"), an emerging global supplier of packaging solutions for food, tobacco, and consumer products, today announced its financial results for the second fiscal quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights

●	Total revenue for the second quarter of 2011 increased by 35.2% to $17.867 million, up from $13.214 million in the second quarter of 2010.

●	Gross profit and gross margin for the second quarter of 2011 were $2.519 million and 14.1%, respectively, compared to $2.242 million and 16.97%, respectively, in the same period last year.

●	Operating income and operating margin for the second quarter of 2011 were $1.304 million and 7.3%, respectively, compared to $0.992 million and 7.5%, respectively, in the second quarter of 2010.

●	Net income for the second quarter of 2011 decreased 20.5% to $0.799 million, compared to $0.939 million for the second quarter of 2010.

●	Earnings per diluted share were $0.03 for the second quarter of 2011, compared to earnings per diluted share of $0.04 in the same period a year ago.

The following table sets forth the percentage of total revenue generated by each of the Company's product lines for the three months ended June 30, 2011 and 2010, respectively:

Product	Percents of total revenue for the three months ended June 30
	2011	2010
BOPP tobacco film	43%	31%
Coated film	39%	39%
Anti-counterfeiting film	9%	23%
Color printed packaging	8%	8%
Water-based latex coatings *	1%	-
*  Revenue from water-based latex products is derived from the recently acquired subsidiary Ningbo Neisuoer Latex Co., Ltd., as described in more detail below. The table above only reports sales by Ningbo to third parties, which is approximately 45% of its total revenue.  The table excludes the other 55% of Ningbo’s total revenue, as this was derived from sales to Shiner.

Shiner reported total revenue of $17.867 million and an operating profit of $1.304 for the three months ended June 30, 2011, which is an increase of 35.2% and 31.44%, respectively, compared to the same period in 2010. These increases were mainly a result of increased sales in biaxially-oriented polypropylene (BOPP) tobacco film and coated film, which collectively accounted for 81.4% of total revenue in the second quarter of 2011.  Revenue from BOPP tobacco film increased 89.6% to $7.649 million from $4.034 million, revenue from coated film increased 34.9% to $6.903 million from $5.116 million, and revenue from Shiner’s color printing products  increased 41.3% to $1.473 million from $1.042 million.  For the three months ended June 30, 2011, revenue from advanced film decreased 44.8% to $1.669 million from $3.022 million for the same period in 2010.  This decrease was primarily due to a deteriorating global macroeconomic environment, which resulted in some customers not using the higher cost anti-counterfeit film at this time.  Approximately 84.7%, or $15.141 million, of our total sales in the three months ended June 30, 2011 were made domestically to companies in China.

Shiner reported net income of $0.799 million for the three months ended June 30, 2011, which is a decrease of 20.5% compared to the same period in 2010.  The decrease in net income was primarily due to increased labor costs, depreciation of phase I of the Hainan manufacturing facility, and other income received from a former landlord in the second quarter of 2010 but not in 2011.

At June 30, 2011, we had $3.53 million in cash and cash equivalents on hand.  On June 30, 2011, we had working capital of $9.495 million, a decrease of $3.317 million from December 31, 2010, which was primarily due to cash outflows for our new BOPP product line, which is in the process of being installed and is expected to be completed at the end of October 2011.

First Six Months 2011 Financial Highlights

●	Revenues for the six months ended June 30, 2011 increased 36.2%, or $8.973 million, to $40.3 million, up from $24.8 million in same period of 2010.
●	Gross margin for the six months ended June 30, 2011 was 14.5% based on gross profit of $4.887 million, compared with a 16.7% gross margin in the same period last year.
●
Operating income and operating margin for the first six months of fiscal 2011 were $2.509 million and 7.4%, respectively, compared to an operating income of $2.034 million and operating margin of 8.2% in the first six months of 2010.

●	Net income for the six-month period ended June 30, 2011 decreased 3.1% to $1.804 million, compared to $1.861 million for the same period of 2010.
●	Earnings per diluted share were $0.07 for the six-month period ended June 30, 2011, compared to earnings per diluted share of $0.01 in the same period a year ago.

The following table sets forth the percentage of total film revenue generated by each of the Company's product lines for the six months ended June 30, 2011 and 2010, respectively.

Product	Percents of total revenue for the six months ended June 30
	2011	2010
BOPP tobacco film	46%	33%
Coated film	35%	39%
Color printed packaging	9%	7%
Anti-counterfeiting film	9%	21%
Water-based latex coatings*	1%	-
*  Revenue from water-based latex products is derived from the recently acquired subsidiary Ningbo Neisuoer Latex Co., Ltd., as described in more detail below. The table above only reports sales by Ningbo to third parties, which is approximately 45% of its total revenue.  The table excludes the other 55% of Ningbo’s total revenue, as this was derived from sales to Shiner.

Management Comments

Mr. Qingtao Xing, the CEO and President of Shiner stated, "We are pleased about our promising growth in the second quarter of 2011, which can be attributed to the hard work of our employees. The sustained growth in revenue resulted from the increased product sales volume, which is being driven by our continuous efforts to develop new customers and expand sales to existing customers based on product performance due to our rigorous quality control system and product monitoring system. From raw materials to product transport, we provided strict oversight step by step to enable good performance.  In the second quarter we executed our development strategy to establish a global sales network and expand the reach of the brand to improve market share.  Part of this strategy was a larger price discount rate, which is one of the reasons our operating margin decreased.  However, we gained a number of global customers through this strategy (the number of customers increased by about 20%), including Ferrero Rocher in Italy, Nintendo in Japan, Saigon Tobacco Factory in Vietnam and Want Want Group in China.  Based on our powerful technology, our R&D team and our packaging industry chain, we can provide customized packaging solutions for our customers to satisfy the demand for diverse packaging.

In May 2011, we purchased a controlling interest (65%) in Ningbo Neisuoer Latex Co., Ltd. (“Ningbo”), a producer of water-based latex coating products, through the acquisition of Shimmer Sun Ltd. for $3.2 million. Ningbo’s gross profit margin is higher than many of our other products.  This acquisition enriched our coated film product category, extended our packaging value chain, lowered our product cost and strengthened our ability to provide more comprehensive service.  We have already integrated our technology teams to improve the breadth of new product R&D.  Based on the quality and competitiveness of our products and our worldwide marketing network, we believe that the company can increase its worldwide market share in water-based latex products.  In the fiscal year ended December 31, 2010, a majority of revenue of Ningbo came from Shiner as it acquired products from Ningbo to be used in Shiner’s coated film products.

At present, we are accelerating the installation of the new BOPP line, and it is expected that by the end of October 2011 we will complete the installation and begin to commission the line. The completion of the new production line will significantly improve our ability to compete and provide quality assurance to expand our market share.”

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film, color-printed packaging materials and water-based latex products. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 85% percent of Shiner's total revenue is derived from customers located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 16 patents on products and production equipment, and has an additional ten patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the European Union. Shiner's product manufacturing process is certified under ISO 9001:2000.  The website for Shiner International is located at http://www.shinerinc.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made only as of the date of the press release (even if subsequently made available by Shiner on its website or otherwise), and Shiner undertakes no obligation to update this information to reflect events or circumstances that arise after the date hereof.

Conference Call and Website Information

Management will host a conference call to discuss these financial results on Aug. 18, 2011 at 9:00 a.m. Eastern time (6:00 a.m. Pacific). Hosting the call together with other senior management will be Mr. Yuet Ying, Chairman of the Board of Shiner. To participate in the call, please dial 1-877-941-8416, or 1-480-629-9760 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found via the Company's website at http://www.shinerinc.com.

A replay of the call will be available for two weeks from 12 p.m. noon EST on Aug. 18, 2011, until 11:59 p.m. EST on Sept. 1, 2011. The number for the replay is 1-877-870-5176, or 1-858-384-5517 for international calls; the passcode for the replay is 4384987. In addition, a recording of the call will be available via the company's website at http://www.shinerinc.com for one year.

Contact Us:

Investor Relations
Shiner International, Inc.
Email: ir@shinerinc.com
Web: www.shinerinc.com

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$3,530,083	$8,622,035
Accounts receivable, net of allowance for doubtful
accounts of $242,166 and $262,502	7,378,067	10,005,572
Advances to suppliers	9,549,621	3,462,074
Notes receivable	16,055	26,056
Inventory, net	10,192,183	7,355,601
Prepaid expenses & other current assets	581,558	610,066

Total current assets	31,247,567	30,081,404

Property and equipment, net	27,853,758	19,399,717
Construction in progress	8,830,698	4,017,721
Advance for the purchase of equipment	700,340	1,356,989
VAT receivable	1,565,928	-
Intangible assets, net	5,154,374	1,061,855

TOTAL ASSETS	$75,352,665	$55,917,686

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,468,823	$5,350,064
Other payables	8,197,807	4,655,300
Unearned revenue	1,758,858	295,609
Accrued payroll	158,421	141,884
Short-term loans	7,735,000	6,826,500

Total current liabilities	23,318,909	17,269,357

Long-term loans	9,142,770	-

Total Liabilities	32,461,679	17,269,357

Commitments and contingencies

EQUITY:
Shiner stockholders' equity:
Common stock, par value $0.001; 75,000,000 shares authorized, 27,603,336 shares
issued and 27,541,491 shares outstanding at June 30, 2011 and December 31, 2010	27,603	27,603
Additional paid-in capital	14,322,874	14,321,484
Treasury stock (61,845 shares)	(58,036)	(58,036)
Other comprehensive income	4,763,182	4,060,637
Statutory reserve	3,145,153	2,905,861
Retained earnings	18,918,637	17,353,554
Total Shiner stockholders' equity	41,119,413	38,611,103
Noncontrolling interest	1,771,573	37,226
Total equity	42,890,986	38,648,329

TOTAL LIABILITIES AND EQUITY	$75,352,665	$55,917,686

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Revenue	$17,867,227	$13,213,898	$33,774,072	$24,800,617

Cost of good sold	15,347,733	10,971,574	28,887,471	20,671,040
Gross profit	2,519,494	2,242,324	4,886,601	4,129,577

Operating expenses
Selling	548,952	463,895	993,628	867,665
General and administrative	666,360	786,217	1,383,399	1,227,589
Total operating expenses	1,215,312	1,250,112	2,377,027	2,095,254

Income from operations	1,304,182	992,212	2,509,574	2,034,323

Non-operating income (expense):
Other income, net	(122,778)	178,420	71,833	264,611
Interest income	2,191	3,630	8,464	5,916
Interest expense	(271,329)	(54,515)	(414,280)	(97,344)
Exchange loss	116,508	(22,259)	60,713	(29,720)
Total non-operating income (expense)	(275,408)	105,276	(273,270)	143,463

Income before income tax	1,028,774	1,097,488	2,236,304	2,177,786

Income tax expense	222,402	158,329	433,238	316,534

Net income	806,372	939,159	1,803,066	1,861,252

Net (income) loss attributed to noncontrolling interest	(7,001)	-	1,309	-

Net income attributed to Shiner	$799,371	$939,159	$1,804,375	$1,861,252

Comprehensive income (loss)
Net income	$806,372	$939,159	$1,803,066	$1,861,252
Foreign currency translation gain (loss)	476,031	121,735	702,545	112,398

Comprehensive income	$1,282,403	$1,060,894	$2,505,611	$1,973,650

Weighted average shares outstanding :
Basic	27,541,491	24,588,155	27,541,491	24,588,155
Diluted	27,541,491	24,588,155	27,541,491	24,590,946

Earnings per share attributed to Shiner common stockholders
Basic	$0.03	$0.04	$0.07	$0.08
Diluted	$0.03	$0.04	$0.07	$0.08

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2011	2010
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,803,066	$1,861,252
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation	1,151,187	801,496
Amortization	46,606	37,752
Stock compensation expense	1,390	12,636
Change in working capital components:
Accounts receivable	2,967,525	(1,370,769)
Inventory	(2,353,513)	(1,987,357)
Advances to suppliers	(5,942,213)	411,907
Other assets	165,556	(166,932)
VAT receivable	(1,547,708)	-
Accounts payable	(186,329)	1,937,742
Unearned revenue	1,433,840	467
Other payables	1,409,669	(78,763)
Accrued payroll	2,460	4,617

Net cash used in operating activities	(1,048,464)	1,464,048

CASH FLOWS FROM INVESTING ACTIVITIES
Payment (issuance) of notes receivable	25,684	(228,141)
Purchase of Shimmer Sun Ltd	(1,300,000)	-
Cash acquired in acquisition of Shimmer Sun Ltd	248,742	-
Payments for property and equipment	(8,830,790)	(176,571)
Payments for construction in progress	(4,002,547)	(3,083,701)
(Increase)/decrease in restricted cash	-	733,405

Net cash used in investing activities	(13,858,911)	(2,755,008)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term loans	(6,880,500)	-
Proceeds from short-term loans	7,645,000	1,466,900
Proceeds from notes payable	9,036,390	-

Net cash provided by financing activities	9,800,890	1,466,900

Effect of exchange rate changes on cash and cash equivalents	14,533	12,996

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(5,091,952)	188,936

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	8,622,035	3,059,796

CASH & CASH EQUIVALENTS, ENDING BALANCE	$3,530,083	$3,248,732

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$397,998	$-
Income taxes paid	$439,962	$-

The accompanying notes are an integral part of these consolidated financial statements.